UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2026

PALVELLA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37471	30-0784346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 W. Lancaster Ave, Suite 200
Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 253-1461

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	PVLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2026 (the “Appointment Date”), the Board of Directors (the “Board”) of Palvella Therapeutics, Inc. (the “Company”) increased the size of the Board from seven to eight members and, upon recommendation of the Nominating and Corporate Governance Committee, appointed Matthew Pauls, to serve as a Class I director, with an initial term expiring at the Company’s 2027 Annual Meeting of Stockholders.

Mr. Pauls, 56, currently serves as the Chief Executive Officer of Savara, Inc. (NASDAQ: SVRA) (“Savara”), a public clinical-stage biopharmaceutical company focused on rare respiratory diseases, a role he has held since December 2020. Prior to Savara, Mr. Pauls served as President and Chief Executive Officer of Strongbridge Biopharma plc (“Strongbridge”), a public biopharmaceutical company focused on rare respiratory diseases, which was acquired by Xeris Pharmaceuticals, Inc. At Strongbridge, he led the company through its Nasdaq initial public offering, oversaw the successful commercialization of KEVEYIS® and Macrilen®, and advanced RECORLEV® through pivotal Phase 3 development for Cushing’s syndrome. Earlier in his career, Mr. Pauls was Chief Commercial Officer of Insmed, Inc., where he led global commercial and technical operations, and held senior leadership roles at Shire Pharmaceuticals Group Plc, Bristol-Myers Squibb Company, and Johnson & Johnson Services, Inc. Mr. Pauls has served as a member of Savara’s board of directors since April 2017 and as chair of Savara’s board since September 2020. Mr. Pauls currently serves as a member of the board of directors of Pelthos Therapeutics Inc. (NYSE American: PTHS), a public commercial-stage biopharmaceutical company focused on building and advancing a portfolio of differentiated cutaneous infectious disease products, a role he has held since April 2024 and Atsena Therapeutics Inc., a private clinical-stage gene therapy company focused on inherited retinal diseases that cause blindness, a role he has held since May 2026. Additionally, Mr. Pauls previously served on the board of directors of Soleno Therapeutics, Inc. from 2023 to 2026, including as Lead Independent Director from 2024 until its $2.9 billion acquisition by Neurocrine Biosciences in 2026. During his tenure, Soleno secured FDA approval and successfully launched VYKAT™ XR, the first and only FDA-approved treatment for hyperphagia in patients with Prader-Willi syndrome, a serious, rare genetic disease. Mr. Pauls also previously served on the board of directors of Amplo Biotechnology and Zyla Life Sciences, LLC and as Chair of the Board of Directors of Mast Therapeutics, Inc. Mr. Pauls holds a B.S. and an M.B.A. from Central Michigan University and a J.D. from Michigan State University College of Law.

In accordance with the Company’s Non-Employee Director Compensation Policy, as amended from time to time (the “Director Compensation Policy”), the Company will pay Mr. Pauls an annual retainer for his service on the Board and, if applicable, committees thereof. In addition, on the Appointment Date, pursuant to the Director Compensation Policy, Mr. Pauls was granted an option to purchase 6,000 shares of the Company’s common stock, par value $0.001 per share, which vests in equal monthly installments over thirty-six months, subject to continued service.

There are no arrangements or understandings between Mr. Pauls and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Pauls (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Pauls does not have any family relationships with any of the Company’s directors or executive officers. The Board has determined that Mr. Pauls is independent in accordance with the applicable Nasdaq listing rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALVELLA THERAPEUTICS, INC.

Date:	June 30, 2026	By:	/s/ Matthew Korenberg
Matthew Korenberg
Chief Financial Officer